Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

February 26, 2020

Immunovant, Inc.

320 West 37th Street

New York, NY 10018

Re: Immunovant, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Immunovant, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, covering the offering of up to 9,878,454 shares of the Company’s common stock , par value $0.0001 per share (the “Common Stock”), consisting of (i) 5,500,000 shares of Common Stock (the “2019 EIP Shares”) issuable pursuant to the Immunovant, Inc. 2019 Equity Incentive Plan and (ii) 4,378,454 shares of Common Stock (together with the 2019 EIP Shares, the “Shares”) issuable pursuant to the Immunovant Sciences Ltd. 2018 Equity Incentive Plan (together with the Immunovant, Inc. 2019 Equity Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Immunovant, Inc.

February 26, 2020

Page Two

Sincerely,

COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com